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                                                                      Exhibit 99

                                        FOR: Norton McNaughton, Inc.
                                        APPROVED BY:Amanda Bokman
                                        Chief Financial Officer
                                        (212) 947-2960

FOR IMMEDIATE RELEASE
          CONTACT:                      Investor Relations:

                                        David Walke\Howard Zar\
                                        Shannon Moody
                                        Press: Michael McMullan
                                        Morgen-Walke Associates
                                        212/850-5600

                NORTON MCNAUGHTON, INC. APPOINTS PETER BONEPARTH
                      PRESIDENT AND CHIEF OPERATING OFFICER

            New York, New York, May 6, 1997 -- Norton McNaughton, Inc. (Nasdaq:NRTY) today announced that Peter Boneparth has been appointed President and Chief Operating Officer of the Company.

            Prior to his appointment, Mr. Boneparth, age 37, served as Senior Managing Director and head of Investment Banking at Rodman & Renshaw which he joined in 1994. Prior to that, Mr. Boneparth had been Senior Managing Director and head of Investment Banking at Mabon Securities since 1990. In both positions, Mr. Boneparth was responsible for the underwriting, sale and acquisition of numerous apparel and retail companies. Mr. Boneparth is currently a member of the Company's Board of Directors and serves on the Board of Directors of Marisa Christina Incorporated.

            The Company also announced that Norton Sperling, co-founder and President of Norton McNaughton, will assume the newly created position of Vice Chairman of the Board of Directors of the Company. Mr. Sperling, age 63, has been with the Company since its founding in 1981.

            Sanford Greenberg, Chairman of the Board and Chief Executive Officer, commented, "We are very enthusiastic about Peter coming on board as a senior member of management. Since our initial public offering, Peter has provided

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NORTON MCNAUGHTON, INC. APPOINTS PETER BONEPARTH                          PAGE:2
PRESIDENT AND CHIEF OPERATING OFFICER

us with ongoing guidance as a counselor and, most recently, as a member of our Board of Directors, drawing upon his experience with numerous other apparel companies. Our Company has recently been through a period in which it experienced both the positive effects and difficulties of dramatic growth. Bringing aboard someone with Peter's background and experience will allow us to focus and manage our growth efforts going forward and take our Company to the next level of sales and profitability. His business acumen and organizational skills will be an invaluable asset to us as we continue to implement the changes necessary for future growth, both internally and through possible acquisitions."

            Mr. Greenberg continued, "We greatly appreciate the valuable contributions Norton Sperling has made and recognize that he has been an integral part of our Company's history and growth. Norty has been a significant player within the apparel industry for over 35 years, and we look forward to his continued contributions to Norton McNaughton as Vice-Chairman."

            Mr. Boneparth noted, "Norton McNaughton is well-positioned for future growth. I look forward to being an integral part of realizing the Company's potential through the challenges and opportunities that lie ahead. My top priority will be to increase shareholder value through improved operating performance. As the Company has structured my compensation to be significantly tied to performance-based options, my future interests are directly aligned to those of all shareholders."

            Due primarily to severance payments resulting from management changes, the termination of certain lease obligations and the establishment

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NORTON MCNAUGHTON, INC. APPOINTS PETER BONEPARTH                          PAGE:3
PRESIDENT AND CHIEF OPERATING OFFICER

of reserves for certain contingencies, including the possible closing of the Norty's retail stores, the Company stated that it would incur a one-time, pretax charge of approximately $5.7 million during its second quarter ended May 3, 1997. These changes are expected to result in an annualized cost savings in excess of $1.2 million. Excluding this one-time charge, the Company expects to show improvement in earnings for the second quarter of fiscal 1997, compared to the comparable quarter in fiscal 1996. Earnings per share are expected to be a loss in the range of $0.02 to $0.04, excluding the one-time charge, compared to a loss of $0.09 reported last year. Net sales for the second quarter are expected to be in line with expectations, or approximately $53.2 million, compared to $57.4 million reported during last year's second quarter. The Company expects to report its second quarter results during the week of June 2nd.

            Mr. Greenberg concluded, "This is an exciting time for Norton McNaughton and we are committed to having the strongest management team in the apparel industry."

            Norton McNaughton, Inc. designs, contracts for the manufacture of and markets a broad line of brand name, moderately priced women's career and casual clothing. The Company's product lines include collections of related separates coordinated by color and style, as well as casual weekend wear and related knitwear separates. Founded in 1981, the Company markets its products under its nationally known labels, including Norton McNaughton(R), Maggie McNaughton(R), Modiano(R), Danielle Paige(TM), D.P.S.(TM) and Norton Studio(TM), and under private label, including Lauren Alexandra(R) and Pant-her(R).

                                       ***

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NORTON MCNAUGHTON, INC. APPOINTS PETER BONEPARTH                          PAGE:4

PRESIDENT AND CHIEF OPERATING OFFICER



            This press release contains forward-looking information about the Company's anticipated operating results. The Company's ability to achieve its projected results is dependent on many factors which are outside of management's control. Some of the most significant factors would be a further deterioration in retailing conditions for women's apparel, a further increase in price pressures and other competitive factors, any of which could result in an unanticipated decrease in gross profit margins, the unanticipated loss of a major customer, the unanticipated loss of a major contractor or supplier, and weather conditions which could impact retail traffic and the Company's ability to ship on a timely basis. Accordingly, there can be no assurance that the Company will achieve its anticipated operating results.

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